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                                                                     EXHIBIT 3.8

                                   BY-LAWS OF
                              P. R. SOLO CUP, INC.

                                    OFFICES.

          1. The principal office of this Corporation shall be at 7431 South East End Avenue, Chicago 49, Illinois.

                                      SEAL.

          2. The corporate seal of this Corporation shall have inscribed thereon the name of the Corporation, and the words "Corporation, Illinois".

                                  STOCKHOLDERS

          3. All meetings of stockholders shall be held at its Chicago office, 7431 South East End Avenue, Chicago, Illinois.

                (a) Stockholders may vote at all meetings either in person or by proxy in writing. All proxies shall be filed with the Secretary of the meeting before being voted upon.

                (b) Each stockholder shall be entitled to one vote for each share of stock registered in his or her name on the books of the Corporation, on a cumulative basis.

                (c) The annual meeting of the stockholders shall be held at 7431 South East End Avenue, Chicago, Illinois, on the first Monday in May in each year, at 11:00 o'clock A.M., or at any time and place to which such meeting may be adjourned, in the manner provided by these By-Laws, when the stockholders present or represented by proxies shall elect a Board of Directors. If the annual meeting is not held on such date, a meeting for the election of directors may be held at any time thereafter, either upon call of any officer or director of the corporation, or upon call of any one or more stockholders holding twenty per cent or more in the aggregate of the common stock of the corporation then issued and outstanding. Such officer, director, stockholder or stockholders calling such meeting shall give notice of the time, place and purpose of such meeting to all holders of common stock of the corporation at the last known permanent address of such stockholders as appear from the records of the corporation.

                (d) Written notice of the annual meeting shall be mailed to each stockholder at his post office address as the same appears on the records of the Corporation at least 10 days prior to the meeting.

                (e) Special meetings of the stockholders may be called for such purpose or purposes, at any time, by any officer or director of this corporation, or by one or more stockholders holding in the aggregate not less than twenty percent of the

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common stock of the corporation then issued and outstanding, by written notice to each holder of common stock of the corporation at his post office address as the same appears on the records of the Corporation at least 10 days prior to the meeting, stating the time, place and purpose of such meeting.

                                    DIRECTORS

          4. The property and business of this Corporation shall be managed by a Board of Directors. The number of the directors of the corporation shall be 3.

                (a) If the office of one or more directors shall become vacant, the successor or successors shall be elected for the unexpired term by the vote of the holders of a majority of the common stock then issued and outstanding.

                (b) Annual meeting of the Board of Directors shall be held at the office of the Corporation in the City of Chicago, State of Illinois, without notice other than these by-laws, immediately following each annual meeting of stockholders. Regular meetings of the Board of Directors shall be held at the office of the Corporation in the City of Chicago, State of Illinois, or elsewhere as approved by the Board of Directors, on the 3rd Monday of each month, at 11:00 o'clock, A.M., without notice other than this By-Law.

                (c) Special meetings of the Directors may be called by the President or by any member of the Board, by written notice of the time and place thereof mailed to each Director at least two days before such meeting.

                (d) A majority of the Directors shall be necessary to constitute a quorum.

                (e) Any Director may be removed from office, with or without cause, whenever a majority of the voting stock then outstanding so votes at any meeting of the stockholders.

                                  THE PRESIDENT

          5. The President shall be the chief executive officer of the corporation; he shall preside at all meetings of the stockholders and Directors, shall be ex officio a member of all committees of Directors, shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, notes, conveyances, assignments, releases or other instruments and documents of major importance in the affairs of the corporation, except where required or permitted by law to be otherwise signed, and except as otherwise directed from time to time by the Board of Directors.

                               THE VICE PRESIDENTS

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          6.    During the absence of the President from the offices of the corporation in the City of Chicago or disability of the President, each Vice President, in the order of his seniority, shall have the duties and may exercise the powers of the President, including the power to sign instruments and documents on behalf of the corporation, and, in general, each Vice-President shall have such duties and perform such functions as may be delegated to him or prescribed for him from time to time by the President or the Board of Directors.

                                  THE SECRETARY

          7. The Secretary, or in his absence, any Assistant Secretary, may attend all sessions of the Board of Directors and all meetings of stockholders and act as clerk thereof, and shall record all votes and minutes of all proceedings in a book to be kept for that purpose; and shall when required, perform a like service for the standing committees.

                              ASSISTANT SECRETARIES

          8. Each Assistant Secretary shall be vested with such power and shall perform such duties (including, without limiting the generality of the foregoing, such powers and duties of the Secretary) as the Secretary or the Board of Directors may delegate or prescribe from time to time. Whenever the Secretary may be absent from the City of Chicago, the rights, powers and duties of the Secretary may be exercised by any Assistant Secretary then present at the office of the corporation.

                                  THE TREASURER

          9. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name of and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board. He shall furnish bond as the Board of Directors may require.

                              ASSISTANT TREASURERS

          10. Each Assistant Treasurer shall be vested with such power and shall perform such duties (including, without limiting the generality of the foregoing, such powers and duties of the Treasurer) as the Treasurer or the Board of Directors may delegate or prescribe from time to time. Whenever the Treasurer may be absent from the City of Chicago, the rights, powers and duties of the Treasurer may be exercised by any Assistant Treasurer then present at the office of the Corporation in the City of Chicago.

                                TENURE OF OFFICE

          11. The President, Secretary and Treasurer shall in each case hold office until the annual meeting of the Board of Directors next succeeding their election, and until their respective successors are chosen and qualified, provided, however, that the President, Secretary and Treasurer in each case may be removed from office at any time

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with or without cause by the Board of Directors, to take effect when their respective successors have been chosen and qualified.

          Each officer other than the President, Secretary and Treasurer shall hold office during the pleasure of the Board or Directors, and may be removed from office at any time with or without cause by the Board of Directors. Any two or more offices may be held by the same person unless prohibited by law.

                                    VACANCIES

          12. All vacancies occurring among the officers of this Corporations hall be filled by the Board of Directors.

                                  RESIGNATIONS

          13. Any Director or officer of the Corporation may resign his office at any time, such resignation to be made in writing, and to take effect from the time of its acceptance by the Corporation.

                                      STOCK

          14. Every stockholder shall have a certificate under the seal of the Corporation signed by the President or any Vice President and by the Secretary or any Assistant Secretary or Treasurer or any Assistant Treasurer certifying the number of shares owned by him.

                (a) All transfers of stock shall be made upon the books of the Corporation by the holders of the shares in person, or by their legal representatives.

                (b) Certificates of stock shall be surrendered and cancelled at the time of transfer.

                (c) No transfer of stock shall be made within ten days next preceding the day appointed for the payment of a dividend.

                (d) The Board of Directors may also close the transfer books for a period not exceeding twenty days next preceding the annual meeting of the stockholders.

                (e) The Corporation shall treat the registered holder of stock as the absolute owner thereof, and shall not recognize any equitable or other claim to, or interest in, such shares, on the part of any other person.

                               LOSS OF CERTIFICATE

          15. Any person claiming a certificate of stock to be lost or destroyed, shall make affidavit or affirmation of that fact, and advertise the same in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in

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at least double the par value of such certificate, whereupon he shall receive a new certificate of the same tenor as the one alleged to be lost or destroyed.

                        INSPECTION OF BOOKS AND ACCOUNTS

          16. The books of account and records of the corporation shall be open to inspection by any member of the Board of Directors at any time.

          Stockholders, or their authorized representatives, may inspect the books or accounts and records of the Corporation at reasonable times during business hours upon reasonable advance notice.

                                     NOTICE

          17. Whenever under the provisions of these By-Laws notice is required to be given to any Director, officer or stockholder, it may be given in person upon personal receipt or may be given in writing by depositing the same in the post office or letter box in a postpaid, sealed wrapper, addressed to such Director, officer or stockholder, at his or her last known permanent address as appear from the records of the corporation, and at the time when the same shall be mailed shall be deemed to be the time of the giving of such notice.

                                WAIVER OF NOTICE

          18. Whenever any notice whatever is required to be given under the provisions of the By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   AMENDMENTS

          19. These By-Laws may be altered or amended by a majority vote of the whole Board or by the holders of the majority of the common stock at any regular or special meeting of the directors or stockholders, provided notice of such proposed alteration or amendment has been given to each Director at least five days, or to each holder of common stock, at least ten days, prior to said meeting, or such notice has been waived by the directors or holders of common stock.

                                   FISCAL YEAR

          20. The fiscal year of the corporation shall begin on the 1st day of April and end on the last day of March of each year; provided, however, that the first fiscal year may commence upon the date of incorporation and end on March 31 next succeeding or on March 31 of the following year as the Board of Directors may determine.

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